FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Second Quarter 2016 Financial Results
Updates Annual Guidance for Fiscal Year 2016

Dallas, August 4, 2016 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced fiscal second quarter 2016 financial results for the period ended June 25, 2016 and updated annual guidance for fiscal year 2016.

Highlights for the Fiscal Second Quarter 2016 compared to the Fiscal Second Quarter 2015

▪	Total revenue increased 18.2% to $22.7 million

▪	System-wide restaurant count increased 16.4% to 914 worldwide locations

▪	Domestic same store sales increased 3.1%

▪	Net income increased to $4.1 million, or $0.14 per diluted share, compared to $0.6 million, or $0.02 per diluted share

▪	Adjusted EBITDA*, a non-GAAP measure, increased 14.7% to $8.3 million

▪	Adjusted net income*, a non-GAAP measure, increased 31.3% to $4.2 million

▪	Adjusted earnings per pro-forma diluted share*, a non-GAAP measure, increased 36.4% to $0.15 from the prior year period

* Adjusted EBITDA, adjusted net income and adjusted earnings per pro-forma diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income and adjusted pro-forma diluted EPS to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

President and Chief Executive Officer Charlie Morrison stated, “We had another strong quarter in Q2 characterized by strong unit development, revenue, and profitability growth. Year to date, we have opened 69 net new locations and ended the fiscal second quarter with 914 restaurants worldwide, representing 16.4% unit growth over the prior-year period. This included a record 41 net restaurant openings during the fiscal second quarter including one company-owned restaurant in the Dallas area.”

Morrison continued, “Delivering consistently strong quarterly performance is made possible by Wingstop’s unique ‘category of one’ brand positioning and differentiated business model. Our attractive franchisor cash flow attributes were certainly demonstrated by our recently completed $180 million recapitalization and meaningful return of capital to shareholders through a special dividend payment of $2.90 per share.”

Morrison concluded, “As we march towards our goal of 2,500 domestic units, the Wingstop brand is also attracting heightened interest internationally. We are pleased to announce a new development agreement for Saudi Arabia which calls for building 100 restaurants over the next 10 years. We are prioritizing international markets that have Western brand appeal and high per capita chicken consumption while furthering Wingstop’s mission to serve the world flavor.”

Key Operating Metrics for the Fiscal Second Quarter 2016 Compared to the Fiscal Second Quarter 2015

	Thirteen Weeks Ended
	June 25, 2016	June 27, 2015
Number of system-wide restaurants open at end of period	914	785
Number of domestic franchise restaurants open at end of period	831	714
Number of international franchise restaurants open at end of period	63	52
System-wide sales (in thousands)	$235,285	$202,793
System-wide domestic same store sales growth	3.1%	9.0%
Adjusted EBITDA (in thousands)	$8,309	$7,247

Fiscal Second Quarter 2016 Financial Results

Total revenue for the fiscal second quarter 2016 increased 18.2% to $22.7 million from $19.2 million in the fiscal second quarter last year.

▪
Royalty revenue and franchise fees increased 25.5% to $14.3 million from $11.4 million in the fiscal second quarter last year. This was primarily due to a 16.7% increase in the number of franchised restaurants and domestic same store sales growth of 3.1%. Also contributing to the increase was $0.9 million of contributions received for our franchisee convention held in April of this year. The convention is held every 18 months, and there was no convention in 2015.

▪
Company-owned restaurant sales increased $0.6 million to $8.4 million from $7.8 million in the fiscal second quarter last year. The increase was the result of company-owned domestic same store sales growth of 6.8% and one company-owned restaurant opening in the Dallas area during the fiscal second quarter 2016.

Cost of sales increased 12.1% to $6.2 million from $5.5 million in the prior fiscal year’s second quarter. As a percentage of company-owned restaurant sales, cost of sales increased 300 basis points to 73.5% from 70.5%. The increase was driven primarily by an increase in food cost caused by a 7.8% increase in the commodity cost of bone-in chicken wings, pre-opening costs and new store inefficiencies related to one company-owned restaurant opening during the quarter, and an increase in labor as we make investments in roster sizes and staffing to support the continued top line growth in our company-owned restaurants. Increased costs were partially offset by certain contributions received from suppliers for our franchisee convention, which were included in Cost of sales.

Selling, general & administrative expenses (SG&A) decreased 19.6% to $8.6 million compared to $10.7 million in the prior fiscal year’s second quarter. SG&A expense included nonrecurring costs of $0.3 million related to the refinancing of our credit agreement that was completed subsequent to the end of the current fiscal quarter. Last year’s SG&A included a one-time fee of $3.3 million, paid in consideration for the termination of our management agreement with Roark Capital Management, $0.7 million of transaction expenses associated with our IPO, and $0.1 million of management fees paid to Roark Capital Management. The decrease in non-recurring costs was partially offset by $1.1 million of expenses incurred associated with our franchisee convention and increases related to headcount additions and other recurring costs associated with being a public company.

Net income increased to $4.1 million, or $0.14 per diluted share, compared to net income of $0.6 million, or $0.02 per diluted share in the prior fiscal year’s second quarter.

Adjusted net income increased 31.3% to $4.2 million, or $0.15 per diluted share, compared to $3.2 million, or $0.11 per pro-forma diluted share, in the prior fiscal year’s second quarter. A reconciliation between net income and adjusted net income as well as diluted shares to pro-forma diluted shares is included in the accompanying financial data.

Restaurant Development

As of June 25, 2016, there were 914 Wingstop restaurants system-wide. This included 851 restaurants in the United States, of which 831 were franchised restaurants and 20 were company-owned. Our international footprint consisted of 63 franchised restaurants across five countries. During the fiscal second quarter 2016, there were 41 net system-wide Wingstop openings, including one domestic company-owned location, five international franchised locations, and one domestic franchised closure.

Recapitalization & Special Cash Dividend Summary

On June 30, 2016, Wingstop closed on a new $180 million senior secured debt facility. The five-year debt facility bears an initial interest rate of LIBOR + 275 bps and consists of a $70 million senior secured term loan with a 5% mandatory amortization and a $110 million senior secured revolving credit facility.

The new debt facility refinanced $85.5 million of indebtedness under our March 2015 debt facility. We utilized the remaining proceeds from the new senior secured debt facility in combination with available cash on our balance sheet to fund payment of a $2.90 per share special cash dividend on July 15, 2016 which was declared by the Board of Directors on June 30, 2016.

Upon payment of the dividend, a total of $165 million was drawn on the new debt facility, including $95 million drawn on the revolving facility.  The interest rate is subject to a grid with step downs of 25 basis points as leverage declines.

The retirement of the March 2015 debt facility and the special cash dividend resulted in total one-time charges of approximately $1.5 million which was comprised of a non-cash write off of approximately $0.2 million in debt issuance costs recorded in Other expense, net and transaction related costs of approximately $1.3 million recorded in SG&A. We recorded $0.3 million of the transaction related costs in the second quarter and the remaining charges will be included in our third quarter results.

Fiscal Year 2016 Financial Outlook

For the fiscal year ending December 31, 2016, we are updating our financial outlook to the following:

•	Total revenue between $90 million and $91 million (up from $89 million and $90 million), an increase of approximately 16% from 2015

•	130 to 140 net system-wide restaurant openings (up from 125 to 135), representing approximately 16% unit growth

•	One additional company-owned restaurant expected to open in the fourth quarter (included in the net openings range provided above)

•	Consistent with our long term guidance, low single digit same store sales growth

•
SG&A expenses between $34 million and $35 million inclusive of approximately $1.1 million of stock based compensation expense, $1.1 million of expenses associated with our franchisee convention, $0.8 million of expenses associated with the 53rd week, $0.8 million of incremental on-going public company costs, $0.5 million of transaction costs related to the March 2016 secondary stock offering, and $1.3 million of transaction costs related to the June 2016 debt refinancing.

•
Total interest expense of approximately $4.5 million to $4.7 million (as a result of the issuance of additional debt, which negatively impacts earnings per share by $0.04 compared to our prior guidance)

•	Net income, EBITDA and Adjusted EBITDA are expected to be as follows (in millions):

	Year Ended
	December 31, 2016
	Low	High
Net income	$14.2	$14.7
Interest expense, net	4.7	4.5
Income tax expense	8.4	8.7
Depreciation and amortization	3.1	3.0
EBITDA	$30.4	$30.9
Additional adjustments:
Transaction costs (a)	2.0	2.0
Stock-based compensation expense (b)	1.1	1.1
Adjusted EBITDA	$33.5	$34.0

(a) Represents estimated costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $0.2 million that is included in Other expense, net.

(b) Estimated non-cash, stock-based compensation.

•	Net income, Adjusted net income and Adjusted earnings per share are expected to be as follows (in millions, except share and per share data):

	Year Ended
	December 31, 2016
	Low	High
Numerator:
Net income	$14.2	$14.7
Adjustments
Transaction costs (a)	2.0	2.0
Tax effect of adjustments (b)	(0.8)	(0.8)
Adjusted net income	$15.4	$15.9

Denominator:
Weighted-average shares outstanding - diluted	29,000	29,000

Adjusted earnings per pro-forma diluted share	$0.53	$0.55

(a) Represents estimated costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $0.2 million that is included in Other expense, net.

(b) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at the forecasted effective tax rate of 37.5% period ended December 31, 2016, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.

•	Included in the above amounts is the expected impact of the 53rd week of fiscal year 2016, which is approximately $1.4 million of revenue and $0.3 million of adjusted EBITDA

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for management fees and expense reimbursement, transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus management fees, transactions costs and non-cash gains and losses resulting from the disposal of assets, minus related adjustments to income tax expense.

Pro-forma diluted share count gives historical effect to the additional 2,150,000 shares of our common stock issued in the IPO as if all shares had been outstanding as of December 28, 2013.

Adjusted earnings per pro-forma diluted share is defined as adjusted net income divided by pro-forma diluted share count.

Conference Call & Webcast

Charlie Morrison, President and Chief Executive Officer, and Mike Mravle, Chief Financial Officer, will host a conference call today to discuss fiscal second quarter 2016 financial results and the fiscal year 2016 financial outlook at 4:30 PM Eastern Time.

The conference call can be accessed live by dialing 201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 858-384-5517; the passcode is 13641397. The replay will be available through Thursday, August 11, 2016.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises 914 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, and the United Arab Emirates as of the end of the fiscal second quarter 2016. Having grown its domestic same store sales for 12 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop also recently earned recognition as a certified Great Place to Work® (2016). The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including hand-cut, seasoned fries. For more information visit www.wingstop.com or www.wingstopfranchise.com.  Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’

understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2016 outlook for new restaurant openings, domestic same store sales growth, total revenue, SG&A expenses, adjusted EBITDA, adjusted net income, adjusted earnings per pro-forma diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity and positioning to deliver sustainable and profitable growth.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 26, 2015, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Joy Murphy
646-277-1242
wingstop@icrinc.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share amounts)

	June 25, 2016	December 26, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$10,014	$10,690
Accounts receivable, net	2,581	3,404
Prepaid expenses and other current assets	2,063	1,752
Advertising fund assets, restricted	1,611	3,774
Total current assets	16,269	19,620
Property and equipment, net	4,805	4,593
Goodwill	45,128	45,128
Trademarks	32,700	32,700
Customer relationships, net	17,618	18,296
Other non-current assets	238	313
Total assets	$116,758	$120,650
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,616	$1,360
Other current liabilities	6,336	7,436
Advertising fund liabilities, restricted	1,611	3,774
Total current liabilities	9,563	12,570
Long-term debt, net	85,069	95,008
Deferred revenues, net of current	7,069	7,623
Deferred income tax liabilities, net	12,887	13,018
Other non-current liabilities	2,269	2,104
Total liabilities	116,857	130,323
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 28,680,544 and 28,581,182 shares issued and outstanding as of June 25, 2016 and December 26, 2015, respectively	287	286
Additional paid-in-capital	38,074	36,870
Accumulated deficit	(38,460)	(46,829)
Total stockholders' deficit	(99)	(9,673)
Total liabilities and stockholders' deficit	$116,758	$120,650

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	June 25, 2016	June 27, 2015

Revenue:
Royalty revenue and franchise fees	$14,305	$11,400
Company-owned restaurant sales	8,418	7,832
Total revenue	22,723	19,232
Costs and expenses:
Cost of sales (1)	6,184	5,516
Selling, general and administrative	8,572	10,665
Depreciation and amortization	727	645
Total costs and expenses	15,483	16,826
Operating income	7,240	2,406
Interest expense, net	707	1,177
Other expense, net	10	257
Income before income tax expense	6,523	972
Income tax expense	2,444	388
Net income	$4,079	$584

Earnings per share
Basic	$0.14	$0.02
Diluted	$0.14	$0.02

Weighted average shares outstanding
Basic	28,646	26,689
Diluted	28,989	26,970

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information

	Thirteen Weeks Ended
	June 25, 2016	June 27, 2015
Domestic Franchised Activity:
Beginning of period	796	681
Openings	36	34
Closures	(1)	(1)
Restaurants end of period	831	714

Domestic Company-Owned Activity:
Beginning of period	19	19
Openings	1	—
Closures	—	—
Restaurants end of period	20	19

Total Domestic Restaurants	851	733

International Franchised Activity:
Beginning of period	58	45
Openings	5	7
Closures	—	—
Restaurants end of period	63	52

Total System-wide Restaurants	914	785

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	June 25, 2016	June 27, 2015
Net income	$4,079	$584
Interest expense, net	707	1,177
Income tax expense	2,444	388
Depreciation and amortization	727	645
EBITDA	$7,957	$2,794
Additional adjustments:
Management fees (a)	—	120
Management agreement termination fee (b)	—	3,297
Transaction costs (c)	252	883
Stock-based compensation expense (d)	100	153
Adjusted EBITDA	$8,309	$7,247

(a)	Includes management fees and other out-of-pocket expenses paid to Roark Capital Management, LLC.

(b)
Represents a one-time fee of $3.3 million that was paid in consideration for the termination of our management agreement with Roark Capital Management, LLC during the thirteen weeks ended June 27, 2015.

(c)
Represents costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $172,000 that is included in Other expense, net during the period ended June 27, 2015.

(d)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income,
Pro-forma Diluted Shares and Adjusted EPS
(Unaudited)
(in thousands, except per share data)

	Thirteen Weeks Ended
	June 25, 2016	June 27, 2015
Numerator:
Net income	$4,079	$584
Adjustments
Management fees (a)	—	120
Management agreement termination fee (b)	—	3,297
Transaction costs (c)	252	883
Tax effect of adjustments (d)	(95)	(1,659)
Adjusted net income	$4,236	$3,225

Denominator:
Weighted-average shares outstanding - diluted	28,989	26,970
Adjustments
Assumed issuance of shares in connection with the IPO (e)	—	1,772
Pro-forma weighted-average shares outstanding - diluted	28,989	28,742

Adjusted earnings per pro-forma diluted share	$0.15	$0.11

(a)	Includes management fees and other out-of-pocket expenses paid to Roark Capital Management, LLC.

(b)
Represents a one-time fee of $3.3 million that was paid in consideration for the termination of our management agreement with Roark Capital Management, LLC during the thirteen weeks ended June 27, 2015.

(c)
Represents costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $172,000 that is included in Other expense, net during the period ended June 27, 2015.

(d)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at assumed effective tax rate of 37.5% and 38.6% for the periods ended June 25, 2016 and June 27, 2015, respectively, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.

(e)	Adjustment to give effect to shares issued in the Company’s initial public offering as if the shares were issued and outstanding as of December 28, 2013.